EXHIBIT 10.177

Summary of Annual Incentive Plan for Executive Officers
(as of February 2017)
The 2017 Omnibus Plan (the “Omnibus Plan”) permits the Governance and Human Resources Committee (“Committee”) to make cash-based incentive awards under Section 4.2 of the Omnibus Plan. Pursuant to this authority, the Committee has established the Annual Incentive Plan to provide for the payment of such awards pursuant to the Omnibus Plan to employees of ITC Holdings Corp. and its subsidiaries (the “Company”), including its executive officers. The following is a summary of the Annual Incentive Plan for executive officers.
Performance Goals and Targets
The Annual Incentive Plan performance goals are individually weighted as set forth below. If all goals are achieved, executives will receive 100% of their target bonus amount. The Annual Incentive Plan consists of three primary measurement categories relating to Company operations: Safety & Compliance, System Performance, and Financial. Each goal operates independently, such that payout will occur with respect to those goals for which the related numerical targets have been achieved even though the numerical targets relating to one or more other goals may not be achieved. There is no payout on any goal for which the related numerical target is not achieved. The goals, numerical targets relating to each goal, and a description of any adjustments to be made in determining whether the goal has been achieved, are established annually upon approval by the Committee.

Goals and payout weighting under the 2017 version of the Annual Incentive Plan are as follows:

Category	Goal	Weight
Safety & Compliance 10% weight/20% maximum potential payout	2 or fewer lost work day cases for injuries to Company employees and specified contractor employees	5%
	9 or fewer recordable incidents for injuries to Company employees and specified contractor employees	5%
	Physical Security, Cyber Security and Critical Infrastructure Protection: Implementation of the 2017 improvements	10%
System Performance 60% weight/120% maximum potential payout	ITCTransmission: 16 or fewer forced, sustained line outages, excluding certain catastrophic weather events	5%
	METC: 31 or fewer forced, sustained line outages, excluding certain catastrophic weather events	5%
	ITC Midwest: 70 or fewer forced, sustained line outages, excluding certain catastrophic weather events, no more than 59 at the 69 kV level	5%
	ITCTransmission: Complete the 15 high priority 2017field operation and maintenance initiatives	5%
	METC: Complete the 13 high priority 2017 field operation and maintenance initiatives	5%
	ITC Midwest: Complete the 10 high priority 2017 field operation and maintenance initiatives	5%
	ITCTransmission, METC, ITC Midwest, and ITC Great Plains: Complete capital project plan on a combined basis	15%-30%
Financial 20% weight/40% maximum potential payout	ITCTransmission, METC, ITC Midwest, and ITC Great Plains: Non-field operation and maintenance expense and general and administrative expense at or under budget of $147 million	10%
	ITCTransmission, METC, ITC Midwest, and ITC Great Plains: Combined adjusted net income at or above $414 million to achieve 10%; at or above $393 million to achieve 5%	5%-10%
	Total	100%

The 2017 version of our Annual Incentive Plan also includes a bonus multiplier for executive officers under which awards may be increased by as much as 100% to the extent specified targets related to our Capital Investment Plan (“CIP”), Consolidated

Net Income (“CNI”) and Cash Flow Available for Distribution (“CFAD”). CIP accounts for 50% of the bonus multiplier and CNI and CFAD each account for 25% of the bonus multiplier.

Calculation of Bonus Award

Awards are based on target bonus amounts, which for each executive is a percentage of his or her base salary, as determined from time to time by the Committee. The amount of the award for each executive for any calendar year is determined in accordance with the following formula:
Base Salary
X Target Bonus (% of base salary)
X % Achievement of Corporate Goals
X Bonus Multiplier
Annual Bonus Award

Timing of Payment of Bonus Award
In order to comply with Section 409A of the Internal Revenue Code, all amounts paid pursuant to the Annual Incentive Plan shall be paid out in cash within two and half months after the end of the calendar year.